Exhibit 10.9

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (this “Agreement”), entered into as of March 14, 2017 (the “Signing Date”), by and among J.Jill, Inc. (“J.Jill”), Jill Acquisition LLC (the “Company”), and PAULA BENNETT (“Executive,” and together with J.Jill and the Company, the “Parties”), amends and restates in its entirety, effective as of the Effective Date (defined below), that certain amended and restated employment agreement dated March 30, 2015, by and among JJill Topco Holdings, LP (“Topco”), Executive, J.Jill (f/k/a Jill Intermediate LLC) and certain other parties thereto (the “Prior Agreement”). In addition, Topco and JJ Holdings GP, LLC (“Topco GP”) shall be Parties hereto for the limited purposes set forth in paragraph 13.

RECITALS

WHEREAS, J.Jill is currently contemplating the consummation of an initial public offering of its shares of common stock, par value $0.01 per share (the “IPO”);

WHEREAS, in connection with the IPO, the Parties wish to enter into this Agreement to amend and restate the Prior Agreement to, among other things, set forth the terms and conditions of Executive’s continued employment with J.Jill and the Company commencing on the date on which the IPO is consummated (the “Effective Date”);

WHEREAS, to secure Executive’s skills and services, for the benefit of J.Jill, the Company, and their respective direct or indirect subsidiaries, whether existing on the Effective Date or thereafter acquired or formed (collectively, the “J.Jill Companies”), the J.Jill Companies desires to continue to employ Executive and Executive desires to accept such continued employment and to provide such skills and services to the J.Jill Companies, on the terms and conditions set forth herein; and

WHEREAS, the Prior Agreement shall continue to govern the terms of Executive’s employment with Topco and the Company through the date immediately preceding the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants, and conditions set forth in this Agreement, and the performance of each, the Parties, and for the limited purposes set forth herein, Topco and Topco GP, intending to be legally bound, agree as follows:

AGREEMENTS

1.    Term. The term of this Agreement shall begin on the Effective Date and shall continue until Executive’s employment with J.Jill and the Company ends in accordance with paragraph 6 below (such period, the “Term”). In the event that the IPO is not consummated, this Agreement shall automatically terminate, and cease to have any further force or effect, on the date on which J.Jill completes an application with the Securities and Exchange Commission to withdraw its Registration Statement on Form S-1, and in such event, notwithstanding anything contained herein, no party hereto shall have any liability or obligation hereunder.

2.    Position and Duties.

(a)    Position and Duties at the Company. During the Term, Executive shall be employed as Chief Executive Officer (“CEO”) of the Company, and until such time as the Company hires a new President (the “New President”), Executive shall also be employed as President of the Company. During the Term, Executive shall be the senior most executive officer of the Company.

(b)    Position and Duties at J.Jill and Intermediary Entities. During the Term Executive shall serve as the CEO and the senior-most executive officer of J.Jill, and any intermediary entity between J.Jill and the Company, and until a New President is hired by J.Jill, Executive shall serve as President of J.Jill and any intermediary entity between the Company and J.Jill.

(c)    Reporting and Board Duties. During the Term, Executive shall be nominated for election as a member of, and shall report directly to, the board of directors of J.Jill (the “Board”). During the Term, the Board may also require Executive to serve as a member of the board of directors of any subsidiary of J.Jill, in each case without additional compensation.

(d)    Scope of Duties. During the Term, Executive shall have such responsibilities, duties, and authorities as are commensurate with the position of CEO and, if applicable, President of a company the size and nature of J.Jill and the Company and as may be assigned by the Board consistent with such positions. During the Term, all executive officers (including any New President) of the Company, J.Jill, and any intermediary entities shall report directly to Executive or her designee; provided, however, that J.Jill and the Company shall be permitted to hire (i) a Non-Executive Chairman who may report directly to the Board or its designee and (ii) a chief legal/compliance officer who will report directly to Executive and may also report on a dotted line basis to the Board or its designee. Executive shall fulfill her duties and responsibilities in a reasonable and appropriate manner and in compliance with J.Jill’s and the Company’s policies and practices and applicable law.

(e)    Standard of Performance. During the Term, Executive shall devote her full business time and attention to the business and affairs of the J.Jill Companies and shall not be engaged in or employed by or provide services to any other business enterprise without the written approval of the Board; provided, however, that Executive may manage her personal affairs, finances, and investments, may participate in charitable and not-for-profit activities, and may serve on industry boards and advisory groups (and retain any compensation from same) subject to the Board’s consent (which consent shall not be unreasonably withheld), so long as such service does not create an actual or potential conflict of interest with, or interfere with the performance of, Executive’s duties hereunder or conflict with Executive’s covenants under paragraph 7, 8 or 10 of this Agreement, in each case as determined in the sole judgment of the Board.

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3.    Compensation. For all services rendered by Executive (including her agreement to the covenants contained in paragraphs 7(b)-(d) through 10 of this Agreement), J.Jill and the Company shall compensate Executive as follows:

(a)    Base Salary. As of the Effective Date, the gross annual salary payable to Executive shall be Seven Hundred Thirty-Five Thousand Dollars ($735,000.00) per year and as of March 26, 2017 the gross annual salary payable to Executive shall be increased to $800,000, which shall be paid in substantially equal installments on a regular basis in accordance with the Company’s standard payroll procedures, but not less than monthly (the “Base Salary”). During the Term, the Base Salary shall be reviewed by the Board (or the appropriate committee of the Board) annually at the same time as other executive reviews and shall be subject to increase (but not decrease) by the Board (or the appropriate committee of the Board) in its discretion. After any such increase, “Base Salary” for purposes of this Agreement shall mean such increased amount.

(b)    Annual Bonus. For all of 2017 (without proration) and subsequent fiscal years ending during the Term, Executive shall be eligible for an annual bonus as set forth herein (the “Annual Bonus”). The Annual Bonus shall be determined by the Board based upon J.Jill’s and the Company’s achievement of financial and other goals to be determined annually by the Board, in consultation with Executive, which goals shall, except as otherwise agreed by the Board and Executive, apply for all senior executives of the Company who are participants in the Annual Bonus plan. Executive’s target Annual Bonus shall be equal to one hundred percent (100%) of Executive’s Base Salary (the “Target Bonus”), and if all performance objectives for the applicable performance year are obtained or exceeded, Executive shall receive no less than the Target Bonus. In addition, Executive shall have an opportunity under the terms of the Annual Bonus to receive an Annual Bonus in excess of the Target Bonus as set forth in the applicable Annual Bonus plan. Executive’s target bonus opportunity as a percentage of Base Salary shall be reviewed by the Board (or the appropriate committee of the Board) annually at the same time as the review of Executive’s Base Salary and shall be subject to increase (but not decrease) by the Board (or the appropriate committee of the Board) in its discretion. After any such increase, “Target Bonus” for purposes of this Agreement shall mean such increased amount. The Annual Bonus awarded for a fiscal year shall be determined by the Board after the end of such fiscal year and shall be paid in cash and in accordance with the Company’s customary practices for payment of annual bonuses to senior executive employees in the calendar year following, and not within, the fiscal year for which the Annual Bonus is earned, but in all events no later than the earlier of (i) seventy-five (75) days after the later of (x) the close of the fiscal year for which the Annual Bonus was earned and (y) the completion of such fiscal year’s financial audit or (ii) April 15 of such calendar year; provided, however, that except as otherwise provided in this Agreement, Executive must be employed through the end of the applicable fiscal year to be entitled to receive the Annual Bonus.

(c)    Benefits and Perquisites. During the Term, Executive shall be entitled to participate in the employee benefit plans and programs of the J.Jill

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Companies in accordance with the terms of such plans and programs and shall be entitled to the same perquisites as are made available to other senior executive employees of J.Jill and the Company.

(d)    Vacation. During the Term, Executive shall be entitled to not less than four (4) weeks of paid vacation during each calendar year (pro-rated for any partial calendar year of employment) in accordance with the Company’s policies and practices for senior executive employees of the Company.

(e)    Equity Compensation Plan. As of the Effective Date and during the Term, Executive shall be eligible to participate in, and receive grants of stock options, restricted stock, restricted stock units or other forms of equity compensation subject to the terms of, any of J.Jill’s equity compensation plans and related documents, including, without limitation, J.Jill’s 2017 Omnibus Equity Incentive Plan being implemented in connection with the IPO, as determined by the Compensation Committee of the Board.

4.    Expense Reimbursement. During the Term, J.Jill and the Company shall reimburse Executive for (or, at J.Jill’s or the Company’s option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of her duties under this Agreement. All reimbursable expenses shall be appropriately documented by Executive upon submission of any request for reimbursement in a manner consistent with J.Jill’s and the Company’s expense reporting policies and applicable federal and state tax recordkeeping requirements. The amount of expenses eligible for reimbursement during any taxable year of Executive under this Agreement will not affect the expenses eligible for reimbursement in any other taxable year of Executive, and Executive’s right to reimbursement of expenses is not subject to liquidation or exchange for another benefit. The Company shall also pay directly to Executive’s counsel the legal fees incurred in connection with the review of this Agreement, its Exhibits and documentation related to the IPO, subject to a cap of $15,000.

5.    Place of Performance. During the Term, Executive shall carry out her duties and responsibilities under this Agreement principally in and from J.Jill’s offices in the Quincy, Massachusetts, area. Executive understands that her position will involve substantial travel and agrees to undertake such travel as may be necessary or desirable in the performance of her duties and responsibilities under this Agreement.

6.    Termination; Rights on Termination. Executive’s employment and the Term may be ended in any one of the ways set forth in sub-paragraphs 6(a)-6(e). Except as otherwise may be agreed between the applicable J.Jill Companies and Executive at the time such employment ends, upon Executive’s separation from employment with J.Jill and the Company she shall be deemed to have resigned from any and all offices and directorships she then holds relating to any J.Jill Company and, if requested by the Company, Executive shall deliver written instruments of resignation evidencing such resignations.

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(a)    Termination by the Company for Cause. The Board may terminate the Term and Executive’s employment hereunder for Cause (as defined below) effective immediately upon provision of notice to Executive that her employment has been terminated for Cause, subject to (i) any applicable cure periods described below and (ii) receiving a majority vote of the Board. For purposes of this Agreement, “Cause” shall mean any of the following: (i) Executive’s willful breach of any provision of paragraph 7(b)-(d), 8 or 10 of this Agreement; (ii) Executive’s willful failure to follow a lawful directive of the Board; (iii) Executive’s willful or gross neglect in the performance or nonperformance of any of her duties or responsibilities hereunder; (iv) Executive’s dishonesty with respect to any material matter arising in the performance of her duties for any J.Jill Company that results in material injury to the financial condition or business reputation of any J.Jill Company, or Executive’s fraud or willful misconduct in connection with her duties for any J.Jill Company; (v) Executive’s use of alcohol or drugs in a manner that materially interferes with the performance of her duties for any J.Jill Company; or (vi) Executive’s conviction of or plea of no contest to any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or to any felony. In the event of a breach or failure described in clauses (i), (ii), (iii), (iv), or (v) the Board shall provide Executive with notice of the facts and circumstances which constitute such breach or failure and, if curable, shall provide Executive a ten (10) day period in which to cure such breach or failure and shall not terminate Executive for Cause if Executive cures such breach or failure within such ten (10) day period. In the event that the Term and Executive’s employment hereunder are terminated by the Board for Cause, no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in paragraph 6(f)(i).

(b)    Termination for Executive’s Death or Disability. The Term and Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Term. If the Disability (as defined herein) of Executive has occurred during the Term, J.Jill may provide Executive with written notice of the termination of the Term and Executive’s employment hereunder. In such event, the Term and Executive’s employment hereunder shall terminate effective on the thirtieth (30th) day following receipt of such notice by Executive. In the event that the Term and Executive’s employment hereunder are terminated due to Executive’s death or Disability, no compensation or benefits shall be payable to Executive or her estate after the date of such termination, except as provided for in paragraph 6(f)(i). For purposes of this Agreement, “Disability” shall mean either (i) Executive’s inability to perform the essential duties and responsibilities of her position (even with reasonable accommodation taken into account) by reason of Executive’s mental or physical disability, illness, or impairment that has already lasted for a period of ninety (90) or more days during any twelve (12) month period, or (ii) Executive’s inability to perform the essential duties and responsibilities of her position (even with reasonable accommodation taken into account) by reason of Executive’s mental or physical disability, illness, or impairment that can be expected to result in death or that can be expected to last for a period of ninety (90) or more days during any twelve (12) month period, as determined by a physician selected by J.Jill and reasonably agreeable to Executive.

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(c)    Termination due to Mandatory Retirement. At any time during the Term, J.Jill may, without Cause and for any reason whatsoever, require Executive to mandatorily retire from her employment with J.Jill and the Company and to terminate the Term hereunder, effective upon the expiration of a notice period of no less than thirty (30) days set forth in a written notice delivered to Executive by the Company (such termination, a “Mandatory Retirement”); provided, that the notice period stated above may, upon consultation with the Board, be waived by Executive, in which case such Mandatory Retirement shall be effective immediately upon the Board’s acceptance of Executive’s waiver of the notice period. In the event that the Term and Executive’s employment hereunder are terminated as a result of a Mandatory Retirement, no compensation or benefits shall be payable to Executive except as provided for in paragraph 6(f)(iii).

(d)    Termination by Executive For Good Reason. Executive may terminate the Term and her employment hereunder for Good Reason (as defined below). “Good Reason” shall mean, without Executive’s prior written consent (i) a material reduction in Executive’s duties and responsibilities; provided, that Executive hereby acknowledges that the hiring of (x) a President who reports to Executive or her designees and is granted customary duties and responsibilities commensurate with the title of President and/or (y) a chief legal/compliance officer reporting to the Board on a dotted line basis (provided such person also reports directly to Executive) shall not constitute Good Reason pursuant to this clause (i); (ii) removal of Executive as CEO or President of the Company and/or of J.Jill or as a member of the Board, or in connection with any term expiration, the failure to elect or reelect Executive as a member of the Board; provided, that the hiring by the Company and/or J.Jill of a New President pursuant to paragraph 2 of this Agreement who reports to Executive shall not constitute Good Reason pursuant to this clause (ii); (iii) a reduction of Base Salary or Target Bonus opportunity; (iv) Executive’s no longer serving as the senior most executive officer of the Company or J.Jill; (v) a change in reporting structure such that Executive no longer reports to the Board; (vi) the failure of any executive officer of the Company or J.Jill to report directly to Executive or her designee; provided that the chief legal/compliance officer also reporting to the Board on a dotted line basis shall not constitute Good Reason pursuant to this clause (vi); (vii) a material breach by J.Jill or the Company of that certain amended and restated grant agreement by and between Executive and J.Jill and the Company, a copy of which is attached hereto as Exhibit A (the “Amended Grant Agreement”)] (viii) the relocation of Executive’s principal work location outside of the Quincy, Massachusetts, area; (ix) Executive is not the senior-most executive of the entity that directly or indirectly owns 100% of J.Jill’s and the Company’s securities and/or assets; provided, however, that Executive shall not be entitled to resign for Good Reason unless (A) Executive gives the Board a written statement of the basis for Executive’s belief that Good Reason exists, (B) such written statement is provided not later than ninety (90) days after the later of Executive’s knowledge of the existence of the condition that Executive believes forms the basis for resignation for Good Reason or the occurrence of such condition (which for any event that has a materiality standard shall be measured from the last event giving rise to the event(s) being material), (C) Executive gives the Board at least thirty (30) days after receipt of such written statement to cure the basis for

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such belief (the “Cure Period”), and (D) the Board does not cure the basis for such belief within the Cure Period. In the event that the Term and Executive’s employment hereunder are terminated by Executive for Good Reason, no compensation or benefits shall be payable to Executive except as provided for in paragraph 6(f)(iii). For the avoidance of doubt, Executive hereby acknowledges and agrees that none of the following shall constitute “Good Reason” pursuant to the terms of the Prior Agreement or this Agreement: (i) the consummation of the IPO (and any Parent Separation (as such term is defined in the Prior Agreement) occurring in connection therewith), (ii) a liquidation of Topco following the IPO, (iii) Executive’s ceasing to serve as a member of the board of directors of Topco or of Topco GP, or (iv) the execution of the Amended Grant Agreement.

(e)    Termination by Executive Without Good Reason or due to Voluntary Retirement. Executive may resign or terminate her employment hereunder without Good Reason on at least either (i) thirty (30) days’ prior written notice to the Board for any resignation or termination without Good Reason (other than a Voluntary Retirement) or (ii) six (6) months’ prior written notice to the Board of a Voluntary Retirement; provided, that the notice period stated above may be waived by the Board in its absolute discretion, in which case, such resignation or termination shall be effective immediately upon the Board’s receipt of notice thereof from Executive. In the event that the Term and Executive’s employment hereunder are terminated by Executive without Good Reason (other than a Voluntary Retirement), no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in paragraph 6(f)(i). In the event of Executive’s Voluntary Retirement during the Term, no compensation or benefits shall be payable to Executive after the date of such termination, except as provided for in paragraph 6(f)(ii). For purposes of this Agreement, Executive’s “Voluntary Retirement” shall mean Executive’s voluntary resignation of her employment, other than for Good Reason, on no less than six (6) months’ prior written notice, to be effective on or after the 30-month anniversary of the Effective Date (or such other earlier date determined by the Board to be Executive’s retirement date if the Board waives the six (6) month prior notice requirement).

(f)    Payments Due Upon Termination.

(i)    Upon a termination of the Term and Executive’s employment hereunder (A) by reason of Executive’s death, (B) due to Executive’s Disability, (C) by the Board for Cause, or (D) by Executive without Good Reason (and not due to a Voluntary Retirement), Executive (or her estate, if applicable) shall be entitled to receive (1) any Base Salary payable to Executive pursuant to paragraph 3(a) of this Agreement, accrued up to and including the date on which Executive’s employment is terminated, less required statutory deductions, paid in accordance with the Company’s standard payroll procedures; (2) any payments, benefits and rights under any employee benefit and equity plans, programs or agreements of any J.Jill Company to which Executive is entitled upon termination of her employment with J.Jill and/or the Company (including, without limitation, under this Agreement and/or the Amended Grant Agreement, but excluding any benefit plans or programs providing for cash severance

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benefits), in accordance with the terms and conditions of the applicable employee benefit or equity plans, programs or agreements of any J.Jill Company; (3) reimbursement for any unreimbursed business expenses under paragraph 4 of this Agreement incurred by Executive prior to her date of termination, paid in accordance with the Company’s reimbursement policies and procedures; (4) except in the case of Executive’s termination for Cause, payment of any unpaid Annual Bonus earned for any fiscal year which has been completed prior to Executive’s date of termination, paid in accordance with paragraph 3(b) of this Agreement; and (5) continuation of any rights Executive may have under paragraph 18 of this Agreement in accordance with such paragraph (collectively, the “Accrued Obligations”). For the avoidance of doubt, upon termination of Executive’s employment for any reason, Executive’s rights with respect to her equity interests in J.Jill (or any successor thereto) (other than the Amended Grant Agreement) shall be governed by the terms of the award agreement applicable to such equity interests (for the avoidance of the doubt, the Amended Grant Agreement shall govern her pre-IPO equity).

(ii)    Upon a termination of the Term and Executive’s employment hereunder due to Executive’s Voluntary Retirement, and provided that Executive satisfies the requirements set forth in paragraph 6(g) of this Agreement, Executive shall be entitled to receive (1) the Accrued Obligations, and (2) payment of any Annual Bonus for the fiscal year of such termination, prorated based on the number of days Executive was actively employed by the Company during such fiscal year and determined as if Executive had remained actively employed through the payment date (with any personal non-financial performance goals deemed to be achieved at 100%), payable at the time any such Annual Bonus would otherwise be paid in accordance with paragraph 3(b) of this Agreement.

(iii)    In the event that the Term and Executive’s employment hereunder are terminated due to Mandatory Retirement or by Executive for Good Reason, and provided that Executive satisfies the requirements set forth in paragraph 6(g) of this Agreement, then Executive shall be paid or be entitled to receive the Accrued Obligations, and (1) an Annual Bonus for the year of termination based on the actual bonus Executive would have received had she remained employed for the full performance period and through the date of payment (with any personal non-financial performance goals deemed achieved at 100%), payable in accordance with paragraph 3(b) of this Agreement, and (2) to the extent that such termination occurs prior to the 30-month anniversary of the Effective Date, (A) continued payment of Executive’s Base Salary during the eighteen (18) month period after the effective date of such termination (such period, the “Continuation Period”), and (B) during the Continuation Period, or, if shorter, until coverage is obtained from another employer (which coverage Executive shall promptly disclose to the Company), to the extent permitted by applicable law, Executive shall also receive a continuation of the medical and dental coverage to which Executive was entitled under paragraph 3(c) immediately prior to such termination (including dependent coverage), at the same premium cost to Executive as determined immediately prior to such termination; provided, that any right Executive has to COBRA under Employer’s group health plan will run concurrently with the continuation of coverage provided herein, and, provided further, that any Company-paid premiums shall

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be reported as taxable income to Executive. Notwithstanding the foregoing, Executive shall not be entitled to the amounts and benefits set forth in clauses (1) and (2) above following a Mandatory Retirement or termination by Executive for Good Reason if in connection with such retirement or termination of employment, J.Jill and Executive enter into a written agreement memorializing the terms of Executive’s continued service on the Board, except as may expressly be provided in such agreement.

(g)    Post-Employment Covenants; Release. Notwithstanding any provision of this Agreement to the contrary, the payment of any amount or provision of any benefit pursuant to paragraph 6(f)(ii) or 6(f)(iii) of this Agreement (other than items (1), (2), (3), and (5) set forth in the definition of Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon (i) Executive’s not violating any of her obligations under paragraph 7(b)-(d), 8(d) or 10 of this Agreement, (ii) Executive’s not materially violating any of her obligations under paragraph 8(c) or 9 of this Agreement, (iii) Executive’s execution, delivery to the Board, and non-revocation of a general release of the J.Jill Companies and their respective affiliates and their respective employees, officers, directors, owners and members from any and all claims, obligations and liabilities of any kind whatsoever, including, without limitation, those arising from or in connection with Executive’s employment or termination of employment with J.Jill and the Company, Executive’s service as a director or officer of any J.Jill Company or removal therefrom, or this Agreement (including, without limitation, civil rights claims), in the form attached hereto as Exhibit B (modified as necessary to conform to then-existing legal requirements) (the “Release”), and (iv) the expiration of any revocation period contained in such Release; provided, that Executive shall not be treated as incurring a violation described in clause (i) or (ii) above unless the Company provides Executive with written notice of the facts and circumstances that constitute such violation and, if curable, provides Executive a ten (10) day period in which to cure such violation and such violation is not cured within such ten (10) day period. If Executive fails to execute the Release in a timely manner so as to permit any revocation period to expire prior to the end of the sixty (60) day period immediately following Executive’s termination of employment, or timely revokes her acceptance of such Release following its execution, Executive shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), subject to any Delay Period (as defined in paragraph 6(j)(v) below), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(h)    Provisions that Survive Termination or Expiration of Agreement. All rights and obligations of the Parties under this Agreement shall cease as of the effective date of termination of Executive’s employment under this Agreement, except that (i) J.Jill’s and the Company’s obligations under paragraphs 6, 17 and 18 of

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this Agreement and the Amended Grant Agreement, and (ii) Executive’s obligations under paragraphs 7(b)-(d), 8, 9, 10, 16 and 17 of this Agreement shall, in each of clauses (i), and (ii) above, survive such termination in accordance with their terms.

(i)    No Mitigation; Right to Offset. In the event of any termination of Executive’s employment under this Agreement for any reason, Executive shall not be under any duty to mitigate damages by seeking subsequent employment, and J.Jill’s and/or the Company’s obligation to make any payments hereunder shall not be subject to offset for any reason other than for any debts or expenses that Executive owes to J.Jill or the Company. All payments and benefits payable under this Agreement are gross payments subject to applicable taxes and withholdings.

(j)    Compliance with Code Section 409A.

(i)    To the extent this Agreement is subject to Section 409A of the Code (“Section 409A”), the Parties intend all payments under this Agreement to comply with the requirements of Section 409A, and this Agreement shall, to the extent practical, be operated and administered to effectuate such intent. In furtherance thereof, if payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax (including paying any severance that is delayed in a lump sum upon the earliest possible payment date which is consistent with Section 409A). In addition, to the extent that any regulations or guidance issued under Section 409A (after application of the previous provision of this paragraph) would subject Executive to the payment of interest or any additional tax under Section 409A, the Parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary on Executive and be reasonably determined in good faith by the Parties; provided however, that the Parties shall not be required to substitute a cash payment for any non-cash benefit herein.

(ii)    A termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Executive’s employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii)    For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this

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Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company; provided that if the payment date can fall in one of two calendar years it shall be paid in the second calendar year.

(iv)    With respect to any payment under this Agreement constituting nonqualified deferred compensation subject to Section 409A, (A) all expenses or other reimbursements provided herein shall be payable in accordance the applicable J.Jill Company policy in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(v)    If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit under this Agreement that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph 6(j) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(k)    Compliance with Code Section 280G. If any amounts or benefits to be paid or provided under this Agreement or otherwise would cause payments or benefits (or other compensation) to not be fully deductible by the Company, J.Jill or any of their respective affiliates for federal income tax purposes because of Section 280G of the Code, or any successor provision thereto (or that would subject Executive to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto), such payments and benefits (and other compensation) will be reduced to the extent necessary such that no portion of such payments or benefits (or other compensation) will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto; provided, that such a reduction will be made only if, by reason of such reduction, Executive’s net after-tax benefit exceeds the net after-tax benefit she would realize if such reduction were not made. The determination of whether any such payments or benefits to be provided under this Agreement or otherwise would not be so deductible (or whether Executive would be subject to such excise tax) shall, at the cost of J.Jill or the Company, be made at by a firm of independent accountants or a law firm

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selected by the Board and reasonably acceptable to Executive. Any such reduction of such payments and benefits (and other compensation) shall be made by reducing the payments and benefits due to Executive under this Agreement or otherwise in the following order: (i) payments under paragraph 6(f)(iii)(2)(A) of this Agreement, as applicable, in inverse order from the last date of payment, (ii) the payment under paragraph 6(f)(ii)(2) or 6(f)(iii)(1) as applicable, (iv) all other payments and benefits under paragraph 6(f)(iii) of this Agreement, as applicable, in inverse order from the last date the payment or benefit is to be paid or provided, (v) payments and benefits under paragraph 6(f)(i)(4) of this Agreement, and (vi) any other payments and benefits due to Executive that constitute a “parachute payment” for purposes of Section 280G of the Code, with any cash payments being reduced first before any non-cash payments in inverse order from the last date of payment and all amounts that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) being reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c)).

7.    Executive Covenants.

(a)    The Parties acknowledge and agree that during her employment with the J.Jill Companies, she will perform each of the following duties except as otherwise set forth herein: (1) have the primary duty of managing the day-to-day operations of the J.Jill Companies; (2) customarily and regularly direct the work of all executives of the J.Jill Companies (including the New President); and (3) have the authority to hire or fire other employees of J.Jill and the Company or have particular weight given to her suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees of J.Jill and the Company. Executive further acknowledges and agrees that by reason of the J.Jill Companies’ investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships, she will gain (1) a high level of notoriety, fame, reputation, or public persona as the J.Jill Companies’ representative or spokesperson, or (2) a high level of influence or credibility with the J.Jill Companies’ respective customers, vendors, or other business relationships. Executive further acknowledges and agrees that she will be intimately involved in the planning for or direction of the business of the J.Jill Companies, and that she has or will obtain selective or specialized skills, knowledge, abilities, or customer contacts or information by reason of working for the J.Jill Companies.

(b)    During Executive’s employment with the J.Jill Companies and for a period of eighteen (18) months thereafter (the “Noncompetition Restricted Period”), Executive shall not, either directly or indirectly, for herself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a “Person”) engage, within the Territory (as described below), as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity (whether as an employee, independent contractor, agent, representative, or consultant), in any business engaged in the Business of the J.Jill Companies (as defined below).

(c)    During Executive’s employment with the J.Jill Companies and for a period of twenty-four (24) months thereafter (the “Nonsolicitation Restricted

12

Period”), Executive shall not, either directly or indirectly, for herself or on behalf of or in conjunction with any Person, cause any Person to solicit or attempt to solicit, recruit or attempt to recruit, any employee or contract worker of the Company or any employee of the Associated Companies (as defined below) with whom Executive had material business contact during the course of her employment with the J.Jill Companies to end his or her relationship with the J.Jill Companies.

(d)    In addition, in furtherance of the Company’s reasonable efforts to safeguard Confidential Information (defined below), Executive agrees that, during Executive’s employment with the J.Jill Companies and during the Noncompetition Restricted Period, Executive shall not serve as a council member or participate in any similar capacity for Gerson Lehrman Group, Inc., Coleman Research, GuidePoint Global, or any other firm the primary purpose of which is to connect its clients with executives or industry specialists (whether through in-person meetings, telephone conversations, on-line forums or other mediums) as a means for its clients to conduct primary research on a particular company, industry or business sector.

(e)    For purposes of paragraphs 7 through 10:

(i)    The “Territory” shall be defined as the United States of America and any other territory where Executive is working at the time of Executive’s termination of employment with the J.Jill Companies; which Executive acknowledges and agrees is the territory in which she is providing services to the J.Jill Companies pursuant to this Agreement.

(ii)    The “Associated Companies” shall mean the J.Jill Companies and any company in which any J.Jill Company has a twenty percent or greater ownership interest.

(iii)    The “Business of the J.Jill Companies” shall be defined as a women’s retail, catalog, phone and/or internet apparel business (regardless of its form of organization, and including a division of a general retailer, such as a department store, if the division is engaged in a specialty retail or specialty catalog business for women, including, for purposes of illustration, but not limited to, ANN INC. and its subsidiaries, Chico’s FAS, Inc. and its subsidiaries, Coldwater Creek Inc., Eddie Bauer LLC, Inc., Eileen Fisher Inc. and its subsidiaries, Nordstrom Inc., Sundance Catalog, L.L. Bean, Inc., Lands’ End, The Talbots, Inc., and The Gap, Inc.). Notwithstanding the foregoing, “Business of the J.Jill Companies” shall not include any affiliate, subsidiary or division of any Person engaged in women’s retail, catalog, phone and/or internet apparel business if (A) such affiliate, subsidiary or division is not itself engaged in a women’s retail, catalog, phone and/or internet apparel business, and (B) Executive does not provide services to any entity engaged in a women’s retail, catalog, phone and/or internet apparel business.

(f)    The covenants in this paragraph 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this paragraph 7 relating to the time period,

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scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

(g)    All of the covenants in this paragraph 7 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action Executive may have against any J.Jill Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by such J.Jill Company of such covenants.

(h)    Executive has carefully read and considered the provisions of this paragraph 7 and, having done so, agrees that the restrictive covenants in this paragraph 7 impose a fair and reasonable restraint on Executive and are reasonably required to protect the interests of the J.Jill Companies and their respective officers, directors, employees, and equityholders.

(i)    Executive agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this paragraph 7 to any employer or other service recipient by whom Executive may be employed or retained during the Noncompetition Restricted Period and/or the Nonsolicitation Restricted Period, as applicable.

8.    Trade Secrets and Confidential Information.

(a)    For purposes of this paragraph, “Confidential Information” means any data or information (other than Trade Secrets) that is valuable to the Company or the Associated Companies (or, if owned by someone else, is valuable to that third party) and not generally known to the public or to competitors in the industry, including, but not limited to, any nonpublic information (regardless of whether in writing or retained as personal knowledge) pertaining to research and development; product costs, designs and processes; equityholder information; pricing, cost, or profit factors; quality programs; annual budget and long-range business plans; marketing plans and methods; contracts and bids; business ideas and methods, store concepts, inventions, innovations, developments, graphic designs, web site designs, patterns, specifications, procedures, databases and personnel. “Trade Secret” means trade secret as defined by applicable state law. In the absence of such a definition, Trade Secret means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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(b)    Executive acknowledges that in the course of her employment with the J.Jill Companies, she has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company and the Associated Companies, and that unauthorized or improper use or disclosure by Executive of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the J.Jill Companies. Accordingly, Executive is willing to enter into the covenants contained in paragraphs 7, 8, 9 and 10 of this Agreement in order to provide the J.Jill Companies with what Executive considers to be reasonable protection for their respective interests.

(c)    Executive hereby agrees to hold in confidence all Confidential Information of the Company and the Associated Companies that came into her knowledge during her employment by the J.Jill Companies and will not disclose, publish or make use of such Confidential Information without the prior written consent of the Board for as long as the information remains Confidential Information.

(d)    Executive hereby agrees to hold in confidence all Trade Secrets of the Company and the Associated Companies that came into her knowledge during her employment by the Company and shall not disclose, publish, or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Board for as long as the information remains a Trade Secret.

(e)    Notwithstanding the foregoing, the provisions of this paragraph 8 will not apply to (i) information required to be disclosed by Executive in the ordinary course of her duties hereunder, or required to be disclosed by law, judicial (including arbitration or mediation) or governmental proceedings, (ii) any litigation, arbitration or mediation involving this Agreement, any of its Exhibits or any other agreement to which J.Jill and/or the Company or any of their affiliates and Executive are parties, or (iii) Confidential Information or Trade Secrets that otherwise becomes generally known in the industry or to the public through no act of Executive or any person or entity acting by or on Executive’s behalf.

(f)    The Parties agree that the restrictions stated in this paragraph 8 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state and federal law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting any J.Jill Company’s rights under applicable state or federal law to protect their respective trade secrets and confidential information.

9.    Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, computer data, customer information, and other property or information delivered to or compiled by Executive by or on behalf of the Company, the Associated Companies, of their respective representatives, vendors or customers shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the reasonable request of the Company and, in any event, upon the termination of Executive’s employment with the J.Jill Companies, Executive shall deliver all such materials to the Company.

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Notwithstanding the foregoing, Executive shall be entitled to retain her personal non-business related papers and any information relating to her compensation hereunder or status as an equityholder in J.Jill or Topco.

10.    Work Product and Inventions.

(a)    Works. Executive acknowledges that Executive’s work on and contributions to documents, programs, methodologies, protocols, and other expressions in any tangible medium (including, without limitation, all business ideas and methods, store concepts, inventions, innovations, developments, graphic designs (such as catalog designs, in-store signage and posters), web site designs, patterns, specifications, procedures or processes, market research, databases, works of authorship, products, and other works of creative authorship) which have been or will be prepared by Executive, or to which Executive has contributed or will contribute, in connection with Executive’s services to any J.Jill Company (collectively, “Works”), are and will be within the scope of Executive’s employment and part of Executive’s duties and responsibilities. Executive’s work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of any J.Jill Company, and are and at all times shall be regarded, together with the Works, as “work made for hire” as that term is used in the United States Copyright Laws. However, to the extent that any court or agency should conclude that the Works (or any of them) do not constitute or qualify as a “work made for hire”, Executive hereby assigns, grants, and delivers exclusively and throughout the world to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals. Executive agrees to cooperate with the Company and to execute and deliver to the Company and its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Board as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver, this power and agency being coupled with an interest and being irrevocable; provided that after the termination of Executive’s employment hereunder, the Company shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in rendering such services as are approved by the Board. Without limiting the preceding provisions of this paragraph 10(a), Executive agrees that the Company may edit and otherwise modify, and use, publish and otherwise exploit, the Works in all media and in such manner as the Company, in its sole discretion, may determine.

(b)    Inventions and Ideas. Executive shall disclose promptly to the Board (which shall receive it in confidence), and only to the Board, any invention or idea of Executive in any way connected with Executive’s services or related to the Business of the J.Jill Companies, any J.Jill Company’s research or development, or demonstrably anticipated research or development (developed alone or with others), conceived or made during the Term or within three (3) months thereafter and hereby assigns to the Company any such invention or idea. Executive agrees to cooperate with

16

the Company and sign all papers deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company’s exclusive ownership of all rights in such inventions, ideas and patents, and irrevocably appoints the Board as its agent to execute and deliver any assignments or documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable; provided that after the termination of Executive’s employment hereunder, the Company shall reimburse Executive for all reasonable out of pocket expenses incurred by Executive in rendering such services as are approved by the Board. This constitutes the Company’s written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of any J.Jill Company was used and which was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the Business of the J.Jill Companies, or (ii) any J.Jill Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for any J.Jill Company.

11.    No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and her employment by the J.Jill Companies and the performance of her duties hereunder will not violate or be a breach of any agreement with any former employer, client, or any other person or entity.

12.    Assignment; Binding Effect. Executive understands that she has been selected for employment by the J.Jill Companies on the basis of her personal qualifications, experience, and skills. Executive agrees, therefore, that she cannot assign all or any portion of her performance under this Agreement. J.Jill may assign this Agreement to the purchaser of substantially all of the assets of J.Jill and the Company, provided that any such assignment does not adversely affect Executive’s financial rights and duties under this Agreement or the Amended Grant Agreement, expand any restrictive covenant hereunder or impair her rights to resign for Good Reason. Subject to the preceding two sentences, as of the Signing Date, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective heirs, legal representatives, successors, and assigns. In the event of Executive’s death while any payment, benefit or entitlement is due to her hereunder or otherwise, such payment, benefit or entitlement shall be paid to her spouse (or if such spouse is not alive, to her estate).

13.    Complete Agreement; Waiver; Amendment. This Agreement shall be binding on the Parties as of the Signing Date, but shall not amend or supersede the Prior Agreement until the Effective Date. Except as otherwise provided in this Agreement, as of the Effective Date, Executive has no oral representations, understandings, or agreements with any of the J.Jill Companies or any of its officers, directors, or representatives covering the same subject matter as this Agreement (including, without limitation, the restrictive covenants contained in paragraphs 7(b)-(d) through 10 of this Agreement); other than, for so long as Topco has not been liquidated, that certain Amended and Restated Limited Partnership Agreement of Topco dated as of

17

May 8, 2015, as such may be further amended from time to time in accordance therewith. Except as otherwise provided in this Agreement, including the preceding sentence, as of the Effective Date, this Agreement, the Release and the Amended Grant Agreement are the final, complete, and exclusive statement of expression of the agreement among Topco, Topco GP, J.Jill, the Company, and Executive with respect to the subject matter hereof (including, without limitation, the restrictive covenants contained in paragraphs 7(b)-(d) through 10 of this Agreement), and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements (including without limitation the Prior Agreement). This written Agreement may not be later modified except by a further writing signed by (i) a duly authorized officer of J.Jill or a member of the Board (in each case other than Executive), in which case the Board shall also cause the Company to execute the same amendment, and (ii) Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

Topco and Topco GP are joining this Agreement for the purpose of acknowledging the restatement of the Prior Agreement. Following the Effective Date, neither Topco nor Topco GP shall have any further right or obligations hereunder and shall cease to be party hereto.

14.    Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Board or J.Jill:	J.Jill, Inc. 4 Batterymarch Park Quincy, MA 02169 Attn: General Counsel

To Executive:	The most recent address the Company has on file for Executive

15.    Severability: Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of paragraph 7(f) of this Agreement. The paragraph and section headings are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent of the Agreement or of any part hereof.

16.    Equitable Remedy. Because of the difficulty of measuring economic losses to the J.Jill Companies as a result of a breach of the covenants set forth in paragraphs 7(b)-(d) through 10 of this Agreement, and because of the immediate and irreparable damage that would be caused to the J.Jill Companies for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the J.Jill Companies, at law or in equity, each J.Jill Company shall be entitled to seek specific performance and any injunctive or other

18

equitable relief as a remedy for any breach or threatened breach by Executive of any provision of paragraphs 7(b)-(d) through 10 of this Agreement. Each J.Jill Company may seek temporary and/or permanent injunctive relief for an alleged violation of paragraphs 7(b)-(d), 8, 9 and/or 10 of this Agreement without the necessity of first arbitrating the matter pursuant to paragraph 17 of this Agreement and without the necessity of posting a bond.

17.    Arbitration. Except for an action by any J.Jill Company for injunctive relief as described in paragraph 16 of this Agreement, any disputes or controversies arising under or related to this Agreement or Executive’s employment with J.Jill and/or the Company will be settled by binding arbitration in Wilmington, Delaware through the use of and in accordance with the applicable rules of the American Arbitration Association relating to arbitration of commercial disputes (“AAA”) and pursuant to the Federal Arbitration Act. One neutral arbitrator shall hear the dispute. The determination and findings of such arbitrator will be binding on all parties and may be enforced, if necessary, in any court of competent jurisdiction. The arbitrator shall be mutually acceptable to the parties and need not be selected from the AAA’s roster of arbitrators if the parties can agree otherwise. If the parties are unable to agree on an arbitrator, then the arbitrator shall be selected pursuant to the AAA’s rules. Except as prohibited by applicable law, each party shall be liable for its or her own legal fees and expenses, and shall split equally all arbitration and administration fees, as well as all fees and expenses of the arbitrator. Notwithstanding the foregoing, disputes or controversies relating to Executive’s status as, or rights arising as, an equityholder of J.Jill shall be governed by the terms of the Amended Grant Agreement and related documents.

18.    Indemnification/D&O Liability Insurance. The Company and J.Jill shall indemnify Executive (and her legal representatives, heirs or other successors) to the fullest extent permitted by applicable law or, if greater, pursuant to J.Jill’s or the Company’s respective corporate documents in effect as of the Effective Date (or pursuant to any amendments thereafter which are favorable to Executive), as applicable, against all reasonable costs, charges and expenses incurred or sustained by Executive (or her legal representatives, heirs or other successors), including the reimbursement of reasonable costs and expenses of legal counsel, in connection with any action, suit or proceeding to which Executive (or her legal representatives, heir or other successors) may be made a party by reason of Executive’s being or having been an officer, director or employee of any J.Jill Company or her serving or having served as a director, officer or employee of another enterprise at the request of J.Jill or the Company (including, in all cases, with respect to service and/or acts or omissions prior to the Effective Date); provided that neither J.Jill nor the Company shall indemnify Executive for any costs, charges or expenses incurred or sustained by Executive as a result of any act or omission described in paragraph 6(a)(i)-(vi) of this Agreement. In addition, during the Term of the Prior Agreement, the Term of this Agreement and for six (6) years thereafter, Executive shall be covered, at J.Jill’s or the Company’s expense, as applicable, by officer and director liability insurance in amounts and on terms no less favorable to her in any respect than the coverage afforded to other executives and/or directors of the Company or J.Jill. J.Jill also agrees to enter into the indemnification agreement with Executive attached hereto as Exhibit C as of the Effective Date (the “Indemnification Agreement”).

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19.    J.Jill, Topco, Topco GP and Company Representations. J.Jill, Topco, Topco GP, and the Company represent to Executive that (i) the execution and delivery of this Agreement has been fully and validly authorized by all necessary corporate actions, (ii) the officer signing this Agreement is duly authorized to do so, and (iii) upon execution and delivery of this Agreement by the aforementioned parties, it shall be a valid and binding obligation of such party enforceable against it in accordance with their terms, extent to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

20.    Jointly Drafted. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

21.    Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, not including the choice-of-law rules thereof. All Parties hereby consent to the exclusive and sole jurisdiction and venue of the state and federal courts located in Delaware for the litigation of disputes not subject to arbitration and waive any claims of improper venue, lack of personal jurisdiction, or lack of subject matter jurisdiction as to any such disputes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of J.Jill, Topco, Topco GP, the Company and Executive has caused this Agreement to be duly executed as of the date first written above.

J.Jill Inc.

/s/ David Biese
By:	David Biese
Title:	Chief Financial Officer

Jill Acquisition LLC

/s/ David Biese
By:	David Biese
Title:	Chief Financial Officer

/s/ Paula Bennett
PAULA BENNETT

For the limited purposes set forth in paragraph 13:

JJill Topco Holdings, LP

/s/ Glenn Miller
By:	Glenn F. Miller
Title:	Vice President

[Signature Pages to Employment Agreement – Bennett, Paula]

For the limited purposes set forth in paragraph 13:

JJ Holdings GP, LLC

/s/ Glenn Miller
By:	Glenn F. Miller
Title:	Vice President

[Signature Pages to Employment Agreement – Bennett, Paula]

Exhibit A

Form of Amended Grant Agreement

March 14, 2017

Re:	Treatment of MIUs Following IPO

Dear Paula:

As you know, JJill Topco Holdings, LP (“Topco”) has commenced steps towards undertaking an initial public offering (the “IPO”) of shares of common stock (the “J.Jill Shares”) of J.Jill, Inc. (“J.Jill”), which will be structured as an offering and sale to the public of a portion of the J.Jill Shares currently held by Topco. Topco confirms that the IPO will constitute a “Public Offering” as defined in the Topco partnership agreement.

As a result of the IPO, and depending on the elections you made pursuant to the IPO Proceeds Election Form for Holders of Management Incentive Units, you will receive a distribution from Topco in respect of your Class A Common Interests (“MIUs”) consisting of some or all of the following: (i) unrestricted cash, (ii) cash held in an escrow account administered by J.Jill and subject to future vesting (“Escrowed Cash”), (iii) fully vested J.Jill Shares, and (iv) restricted J.Jill Shares subject to future vesting (“Restricted Shares”).

Following the distribution of the IPO proceeds, it is anticipated that Topco will be liquidated, after which you will cease to be a partner, or hold any equity interests (including MIUs), in Topco. This memorandum clarifies certain terms and conditions that will apply to any Escrowed Cash (if applicable) and Restricted Shares to be received by you in respect of your MIUs (collectively, “Unvested Proceeds”). For the avoidance of doubt, this memorandum does not apply to any distributions received by you in respect of any other interests in Topco that are held by you, nor will it apply to any unrestricted cash or vested J.Jill Shares received by you in respect of your MIUs.

The following terms and conditions will apply to your Unvested Proceeds following their distribution to you:

1.    Post-IPO Administration. Although your Unvested Proceeds will remain subject to the terms and conditions set forth in the grant agreement for your MIUs (the “MIU Agreement”) and the JJill Topco Holdings, LP, Incentive Equity Plan (the “Plan”), the Compensation Committee of the Board of Directors of J.Jill (the “Committee”) will administer the Unvested Proceeds following the liquidation of Topco, and any reference to the “Board” in the Plan or your MIU Agreement will be deemed to refer to the Committee, which will be authorized to take all actions with respect to the Unvested Proceeds otherwise provided to such Board under your MIU Agreement and the Plan.

2.    Vesting and Payment of Unvested Proceeds Following the IPO. Your Unvested Proceeds will continue to vest (ratably as between Escrowed Cash (if applicable) and Restricted Shares) in accordance with the provisions of Section 4 of your MIU Agreement. For the avoidance of doubt, on each date on which your MIUs would have become Vested Incentive Interests (as defined in your MIU Agreement) pursuant to Section 4 of your MIU Agreement, the corresponding portion of your Unvested Proceeds will vest (and, in the case of Escrowed Cash, released to you within 10 business days thereafter); provided, however, that following the IPO, the term “Approved Partnership Sale” as used in the MIU Agreement will be deemed to refer solely to a “Change in Control” (as such term is defined in J.Jill’s 2017 Omnibus Equity Incentive Plan, which is being adopted by J.Jill in connection with the IPO). Further, your Unvested Proceeds will vest in full upon the death or Disability (as such term is defined in Paula Bennett’s employment agreement with Topco, J.Jill (f/k/a Jill Intermediate LLC) of Paula Bennett, and certain other parties thereto, dated as of March 30, 2015, as subsequently amended and/or restated from time to time.) Notwithstanding anything to the contrary in your MIU Agreement, (i) none of your Unvested Proceeds will vest in connection with a liquidation of Topco pursuant to Article X of Topco’s partnership agreement and (ii) Section 5 of the MIU Agreement shall cease to apply to unrestricted cash or vested J.Jill Shares distributed to you in respect of your MIUs and in connection with the IPO. For the avoidance of doubt, any termination of employment referenced in the MIU Agreement shall be deemed to be a termination of employment of Paula Bennett.

3.    No Rights to Forfeited Amounts. Other than the right to receive your allocable share of IPO proceeds prior to or in connection with the liquidation of Topco, you will have no other rights in respect of your MIUs, whether from Topco or otherwise. Further, notwithstanding anything in the Plan, your MIU Agreement or Topco’s partnership agreement to the contrary, any forfeiture of your Unvested Proceeeds (whether in the form of Restricted Shares or Escrowed Cash), and any forfeiture of unvested IPO proceeds received by any other holder of MIUs, will revert back to J.Jill and will inure to the benefit of all remaining shareholders of J.Jill, pro rata, including J.Jill’s public shareholders.

4.    Miscellaneous. Following the distribution of your Unvested Proceeds, each reference in your MIU Agreement to “this Agreement,” “herein,” “hereof,” “hereunder,” or words of similar import, and each reference in the Plan or your employment agreement with J.Jill to a “Grant Agreement” or “Amended Grant Agreement” will mean and be a reference to your MIU Agreement as modified by this memorandum. Sections 8 through 19 of your MIU Agreement will apply, mutatis mutandis, to this memorandum (with any notices to Topco pursuant to Section 9 to be made to J.Jill at its principal executive office, Attention: Compensation Committee of the Board of Directors); provided the reference to “the Partnership” in Section 17 of your MIU Agreement shall be replaced by a reference to “J.Jill”.

Sincerely,

JJill Topco Holdings, LP

By:
Name:
Title:

J.Jill, Inc.

By:
Name:
Title:

Accepted by:

Paula Bennett
Date:

BNY Mellon Trust, in its capacity as trustee to the PAULA L. BENNETT 2015 Family Trust
Date:

Exhibit B

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into and delivered to the Board of Directors of J.Jill, Inc. (“J.Jill”), as of this [●] day of             , 201[  ], by Paula Bennett (the “Executive”). The Executive agrees as follows:

1. The employment relationship between the Executive and J.Jill and Jill Acquisition LLC (the “Company”), terminated on the [●] day of              20[    ] (the “Termination Date”) pursuant to Section [        ] of the Second Amended and Restated Employment Agreement by and among the Company, J.Jill, Executive, and for certain purposes, only, certain other parties thereto dated March 14, 2017 (the “Employment Agreement”). Capitalized terms used but not defined in this Release shall have the meaning ascribed to them in the Employment Agreement.

2. In consideration of the payments, rights and benefits provided for in paragraph 6(f) of the Employment Agreement (“Separation Terms”) that are conditioned upon the effectiveness of this Release, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of herself and her agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), hereby releases and forever discharges the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorneys’ fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, that may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to Executive’s employment or termination from employment with J.Jill, the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean each J.Jill Company (and predecessor thereof) and any of their respective past or present employees, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of any J.Jill Company employee benefit plans (but with respect to any agent, insurer, attorney, administrator or any individual only in its or his or her official capacity with the J.Jill Companies and not in any individual capacity unrelated to the business of the J.Jill Companies).

3. The Executive acknowledges that the Executive is waiving and releasing rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. The Executive, J.Jill and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has at least twenty-one (21) days within which to consider this Release and such additional time provided in the Employment Agreement, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of this twenty-one (21) day review period; and (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered to the Chairman of the Board of Directors of J.Jill, and this Release shall not become effective or enforceable until the revocation period has expired.

4. This Release does not release the Company Released Parties from (i) any obligations due to the Executive under the Separation Terms, (ii) any rights Executive has to indemnification, including, without limitation, under paragraph 18 the Employment Agreement and the Indemnification Agreement, and to directors and officers liability insurance coverage, (iii) any vested rights the Executive has under any J.Jill Company employee pension benefit and group healthcare benefit plans as a result of Executive’s actual service with the Company, or (iv) any fully vested and nonforfeitable rights of the Executive as an equityholder of J.Jill.

5. The Executive represents and warrants that she has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.

6. This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.

7. The Executive waives any right to reinstatement or future employment with any J.Jill Company following the Executive’s separation from the Company on the Termination Date.

8. The Executive shall continue to be bound by the restrictive covenants contained in Sections 7(b)-(d) through 10 of the Employment Agreement.

9. This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws.

10. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

11. The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

The Executive has executed this Release as of the day and year first written above.

EXECUTIVE

[Signature Page to Release Agreement – Bennett, Paula]

Exhibit C

Form of Indemnification Agreement

INDEMNIFICATION AGREEMENT

by and between

J.JILL, INC.

and

[                                         ]

as Indemnitee

Dated as of             , 2017

i

INDEMNIFICATION AGREEMENT

INDEMNIFICATION AGREEMENT, dated effective as of [             ], 2017 (this “Agreement”), by and between J.Jill, Inc., a Delaware corporation (the “Company”), and [                    ] (“Indemnitee”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Article 1.

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company;

WHEREAS, in order to induce Indemnitee to provide or continue to provide services to the Company, the Company wishes to provide for the indemnification of, and advancement of expenses to, Indemnitee to the fullest extent permitted by law;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and scope of coverage of liability insurance provide increasing challenges for the Company;

WHEREAS, the Company’s Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”) requires indemnification of the officers and directors of the Company, and Indemnitee may also be entitled to indemnification pursuant to applicable provisions of the Delaware General Corporation Law (“DGCL”);

WHEREAS, the Certificate of Incorporation and the DGCL expressly provide that the indemnification provisions set forth therein are not exclusive, and thereby contemplate that contracts providing for indemnification may be entered into between the Company and members of the board of directors of the Company (the “Board”), executive officers and other key employees of the Company;

WHEREAS, this Agreement is a supplement to and in furtherance of the Certificate of Incorporation and any resolutions adopted pursuant thereto and shall not be deemed a substitute therefor nor to diminish or abrogate any rights of Indemnitee thereunder (regardless of, among other things, any amendment to or revocation of governing documents or any change in the composition of the Board or any Corporate Transaction); and

WHEREAS, Indemnitee will serve or continue to serve as a director, officer or key employee of the Company for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation or is otherwise terminated by the Company.

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement:

1.1.    “Affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended (as in effect on the date hereof).

1.2.    “Agreement” shall have the meaning set forth in the preamble.

1.3.    “Beneficial Owner” and “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act (as in effect on the date hereof).

1.4.    “Board” shall have the meaning set forth in the recitals.

1.5.    “By-Laws” shall mean the Company’s By-Laws (as the same may be amended and/or restated from time to time).

1.6.    “Certificate of Incorporation” shall have the meaning set forth in the recitals.

1.7.    “Change in Control” shall mean, and shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(a)    Acquisition of Stock by Third Party. Any Person other than a Permitted Holder is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, unless (i) the change in the relative Beneficial Ownership of the Company’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors or (ii) such acquisition was approved in advance by the Continuing Directors and such acquisition would not constitute a Change in Control under part (c) of this definition;

(b)    Change in Board of Directors. Individuals who, as of the date hereof, constitute the Board, and any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (b) (collectively, the “Continuing Directors”), cease for any reason to constitute at least a majority of the members of the Board;

(c)    Corporate Transactions. The effective date of a reorganization, merger or consolidation of the Company (in each case, a “Corporate Transaction”), unless following such Corporate Transaction: (i) all or substantially all of the individuals and entities who were the Beneficial Owners of Voting Securities of the Company

immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the Company or other Person resulting from such Corporate Transaction (including, without limitation, a corporation or other Person that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership of Voting Securities immediately prior to such Corporate Transaction; (ii) no Person (excluding any corporation resulting from such Corporate Transaction or the Permitted Holders) is the Beneficial Owner, directly or indirectly, of 50% or more of the combined voting power of the then outstanding Voting Securities of the Company or other Person resulting from such Corporate Transaction, except to the extent that such ownership existed prior to such Corporate Transaction; and (iii) at least a majority of the board of directors of the Company or other Person resulting from such Corporate Transaction were Continuing Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(d)    Other Events. The approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company or the consummation of an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to a Person, at least 50% of the combined voting power of the Voting Securities of which are Beneficially Owned by (i) the stockholders of the Company immediately prior to such sale or (ii) the Permitted Holders.

1.8.    “Company” shall have the meaning set forth in the preamble and shall also include, in addition to the resulting corporation or other entity, any constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation or other entity as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

1.9.    “Continuing Directors” shall have the meaning set forth in Section 1.7(b).

1.10.    “Corporate Status” shall describe the status as such of a person who is or was a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Company or of any other Enterprise which such person is or was serving at the request of the Company.

1.11.    “Corporate Transaction” shall have the meaning set forth in Section 1.7(c).

1.12.    “Delaware Court” shall mean the Court of Chancery of the State of Delaware.

1.13.    “DGCL” shall have the meaning set forth in the recitals.

1.14.    “Disinterested Director” shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

1.15.    “Enterprise” shall mean the Company and any other corporation, constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merger to which the Company (or any of its wholly owned Subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent.

1.16.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.17.    “Expenses” shall include all reasonable and documented attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or negotiating for the settlement of, responding to or objecting to a request to provide discovery in, or otherwise participating in, any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including, without limitation, the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments, fines or penalties against Indemnitee.

1.18.    “Indemnification Arrangements” shall have the meaning set forth in Section 15.2.

1.19.    “Indemnitee” shall have the meaning set forth in the preamble.

1.20.    “Indemnitee-Related Entities” shall mean any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any other Enterprise controlled by the Company or the insurer under and pursuant to an insurance policy of the Company or any such controlled Enterprise) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company or any other Enterprise controlled by the Company may also have an indemnification or advancement obligation.

1.21.    “Independent Counsel” shall mean a law firm, or a member of a law firm, that is of outstanding reputation, experienced in matters of corporation law and neither is as of the date of selection of such firm, nor has been during the period of three years immediately preceding the date of selection of such firm, retained to represent: (a) the Company or Indemnitee in any material matter (other than with respect to matters concerning Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements); or (b) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement. The Company agrees to pay the reasonable fees and expenses of the Independent Counsel referred to above and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. For purposes of this definition, a “material matter” shall mean any matter for which billings exceeded or are expected to exceed $100,000.

1.22.    “Permitted Holder” shall mean JJill Topco Holdings, LP, JJ Holdings GP, LLC, TI IV JJill Holdings, LP, TI IV JJ GP, LLC, TowerBrook Investors IV (Onshore), L.P. TowerBrook Investors GP IV, L.P. and TowerBrook Investors, Ltd., and their respective Affiliates and Related Parties.

1.23.    “Person” shall have the meaning set forth in Sections 13(d) and 14(d) of the Exchange Act (as in effect on the date hereof); provided, however, that the term “Person” shall exclude: (a) the Company; (b) any Subsidiaries of the Company; and (c) any employee benefit plan of the Company or a Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary of the Company or of a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.24.    “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, including, without limitation, any and all appeals, whether brought by or in the right of the Company or otherwise and whether of a civil (including, without limitation, intentional or unintentional tort claims), criminal, administrative or investigative nature, whether formal or informal, in which Indemnitee was, is, will or might be involved as a party or otherwise by reason of the fact that Indemnitee is or was a director or officer of the Company, by reason of any action taken by or omission by Indemnitee, or of any action or omission on Indemnitee’s part while acting as a director or officer of the Company, or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise; in each case whether or not acting or serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement or advancement of expenses can be provided under this Agreement or Section 145 of the DGCL; including one pending on or before the date of this Agreement but excluding one initiated by Indemnitee to enforce Indemnitee’s rights under this Agreement or Section 145 of the DGCL.

1.25.    “Related Party” shall mean, with respect to any Person, (a) any controlling stockholder, controlling member, general partner, Subsidiary, spouse or immediate family member (in the case of an individual) of such Person, (b) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (a), or (c) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (b), acting solely in such capacity.

1.26.    “Section 409A” shall have the meaning set forth in Section 17.2.

1.27.    “Subsidiary” with respect to any Person, shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

1.28.    “Voting Securities” shall mean any securities of the Company (or a surviving entity as described in the definition of a “Change in Control”) that vote generally in the election of directors (or similar body).

1.29.    References to “fines” shall include any excise tax or penalty assessed on Indemnitee with respect to any employee benefit plan; references to “other enterprise” shall include employee benefit plans; references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

1.30.    The phrase “to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law” shall include, but not be limited to: (a) to the fullest extent authorized or permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL and (b) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

ARTICLE 2

INDEMNITY IN THIRD-PARTY PROCEEDINGS

Subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Article 2 if Indemnitee is, was or is threatened to be made a party to or a participant (as a witness or otherwise) in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Subject to Article 8, to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law, Indemnitee shall be indemnified against all Expenses, judgments, fines, penalties and, subject to Section 10.3, amounts paid in settlement actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that such conduct was unlawful.

ARTICLE 3

INDEMNITY IN PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY

Subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee in accordance with the provisions of this Article 3 if Indemnitee is, was or is threatened to be made a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Subject to Article 8, to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Article 3 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged (and not subject to further appeal) by a court of competent jurisdiction to be liable to the Company, except to the extent that the Delaware Court or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification.

ARTICLE 4

INDEMNIFICATION FOR EXPENSES OF A PARTY WHO IS WHOLLY OR PARTLY SUCCESSFUL

Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee is a party to (or a participant in) and is successful, on the merits or otherwise, in any Proceeding or in defense of any claim, issue or matter therein, in whole or in part, the Company shall indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. For the avoidance of doubt, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, then the Company shall indemnify, hold harmless and exonerate Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each resolved claim, issue or matter, whether or not Indemnitee was wholly or partly successful; provided that Indemnitee shall only be entitled to indemnification for Expenses with respect to unsuccessful claims under this Article 4 to the extent Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had no reasonable cause to believe that such conduct was unlawful. For purposes of this Article 4 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, or by settlement, shall be deemed to be a successful result as to such claim, issue or matter.

ARTICLE 5

INDEMNIFICATION FOR EXPENSES OF A WITNESS

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of Indemnitee’s Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified, held harmless and exonerated against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

ARTICLE 6

ADDITIONAL INDEMNIFICATION, HOLD HARMLESS AND EXONERATION RIGHTS

In addition to and notwithstanding any limitations in Articles 2, 3 or 4, but subject to Article 8, the Company shall indemnify, hold harmless and exonerate Indemnitee to the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) law if Indemnitee is, was or is threatened to be made a party to or a participant in, any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines, penalties and, subject to Section 10.3, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with the Proceeding. No indemnity shall be available under this Article 6 on account of Indemnitee’s conduct that constitutes a breach of Indemnitee’s duty of loyalty to the Company or its stockholders or is an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law.

ARTICLE 7

CONTRIBUTION IN THE EVENT OF JOINT LIABILITY

7.1.    To the fullest extent not prohibited by (and not merely to the extent affirmatively permitted by) law, if the indemnification rights provided for in this Agreement are unavailable to Indemnitee in whole or in part for any reason whatsoever, the Company, in lieu of indemnifying Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Company hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee.

7.2.    The Company shall not enter into any settlement of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

7.3.    The Company hereby agrees to fully indemnify, hold harmless and exonerate Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Company (other than Indemnitee) who may be jointly liable with Indemnitee.

ARTICLE 8

EXCLUSIONS

8.1.    Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity, contribution or advancement of Expenses in connection with any claim made against Indemnitee:

(a)    except as provided in Section 15.4, for which payment has actually been made to or on behalf of Indemnitee under any insurance policy of the Company or its Subsidiaries or other indemnity provision of the Company or its Subsidiaries, except with respect to any excess beyond the amount paid under any insurance policy, contract, agreement, other indemnity provision or otherwise; or

(b)    for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act (or any similar successor statute) or similar provisions of state statutory law or common law; or

(c)    in connection with any Proceeding (or any part of any Proceeding) initiated or brought voluntarily by Indemnitee, including, without limitation, any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees or other indemnitees, other than a Proceeding initiated by Indemnitee to enforce its rights under this Agreement, unless (i) the Board authorized the Proceeding (or any part of any Proceeding) or (ii) the Company provides the indemnification payment, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d)    for the payment of amounts required to be reimbursed to the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, as amended, or any similar successor statute; or

(e)    for any payment to Indemnitee that is determined to be unlawful by a final judgment or other adjudication of a court or arbitration, arbitral or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing and under the procedures and subject to the presumptions of this Agreement; or

(f)    in connection with any Proceeding initiated by Indemnitee to enforce its rights under this Agreement if a court of competent jurisdiction determines by final judicial decision that each of the material assertions made by Indemnitee in such Proceeding was not made in good faith or was frivolous.

The exclusion in Section 8.1(c) shall not apply to counterclaims or affirmative defenses asserted by Indemnitee in an action brought against Indemnitee.

ARTICLE 9

ADVANCES OF EXPENSES; SELECTION OF LAW FIRM

9.1.    Subject to Article 8, the Company shall, unless prohibited by applicable law, advance the Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within ten business days after the receipt by the Company of a statement or statements requesting such advances, together with a reasonably detailed written explanation of the basis therefor and an itemization of legal fees and disbursements in reasonable detail, from time to time, whether prior to or after final disposition of any Proceeding. Advances shall be unsecured and interest free. Indemnitee shall qualify for advances, to the fullest extent permitted by this Agreement, solely upon the execution and delivery to the Company of an undertaking providing that Indemnitee undertakes to repay the advance to the extent that it is ultimately determined, by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal, that Indemnitee is not entitled to be indemnified by the Company under the provisions of this Agreement or pursuant to applicable law. This Section 9.1 shall not apply to any claim made by Indemnitee for which an indemnification payment is excluded pursuant to Article 8.

9.2.    If the Company shall be obligated under Section 9.1 hereof to pay the Expenses of any Proceeding against Indemnitee, then the Company shall be entitled to assume the defense of such Proceeding upon the delivery to Indemnitee of written notice of its election to do so. If the Company elects to assume the defense of such Proceeding, then unless the plaintiff or plaintiffs in such Proceeding include one or more Persons holding, together with his, her or its Affiliates, in the aggregate, a majority of the combined voting power of the Company’s then outstanding Voting Securities, the Company shall assume such defense using a single law firm (in addition to local counsel) selected by the Company representing Indemnitee and other present and former directors or officers of the Company. The retention of such law firm by the Company shall be subject to prior written approval by Indemnitee, which approval shall not be unreasonably withheld, delayed or conditioned. If the Company elects to assume the defense of such Proceeding and the plaintiff or plaintiffs in such Proceeding include one or more Persons holding, together with his, her or its Affiliates, in the aggregate, a majority of the combined voting power of the Company’s then outstanding Voting Securities, then the Company shall assume such defense using a single law firm (in addition to local counsel) selected by Indemnitee and any other present or former directors or officers of the Company who are parties to such Proceeding. After (x) in the case of retention of any such law firm selected by the Company, delivery of the required notice to Indemnitee, approval of such law firm by Indemnitee and the retention of such law firm by the Company, or (y) in the case of retention of any such law firm selected by Indemnitee, the completion of such retention, the Company will not be liable to Indemnitee under this Agreement for any Expenses of any other law firm incurred by Indemnitee after the date that such first law firm is retained by the Company with respect to the same

Proceeding; provided, that in the case of retention of any such law firm selected by the Company (a) Indemnitee shall have the right to retain a separate law firm in any such Proceeding at Indemnitee’s sole expense; and (b) if (i) the retention of a law firm by Indemnitee has been previously authorized by the Company in writing, (ii) Indemnitee shall have reasonably concluded that (1) there may be a conflict of interest between either (x) the Company and Indemnitee or (y) Indemnitee and another present or former director or officer of the Company also represented by such law firm in the conduct of any such defense, or (2) there may be defenses available to Indemnitee that are incompatible or inconsistent with those available to the Company or another present or former director represented by such law firm in the conduct of such defense, or (iii) the Company shall not, in fact, have retained a law firm to prosecute the defense of such Proceeding within thirty days, then the reasonable Expenses of a single law firm retained by Indemnitee shall be at the expense of the Company. Notwithstanding anything else to the contrary in this Section 9.2, the Company will not be entitled without the written consent of the Indemnitee to assume the defense of any Proceeding brought by or in the right of the Company.

ARTICLE 10

PROCEDURE FOR NOTIFICATION; DEFENSE OF CLAIM; SETTLEMENT

10.1.    Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give the Company notice in writing promptly of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement; provided, however, that a delay in giving such notice shall not deprive Indemnitee of any right to be indemnified under this Agreement unless, and then only to the extent that, such delay is materially prejudicial to the defense of such claim. The omission or delay to notify the Company will not relieve the Company from any liability for indemnification which it may have to Indemnitee otherwise than under this Agreement. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that Indemnitee has requested indemnification.

10.2.    The Company will be entitled to participate in the Proceeding at its own expense.

10.3.    The Company shall have no obligation to indemnify Indemnitee under this Agreement for any amounts paid in settlement of any claim effected without the Company’s prior written consent, provided the Company has not breached its obligations hereunder. The Company shall not settle any claim, including, without limitation, any claim in which it takes the position that Indemnitee is not entitled to indemnification in connection with such settlement, nor shall the Company settle any claim which would impose any fine or obligation on Indemnitee or attribute to Indemnitee any admission of liability, without Indemnitee’s prior written consent. Neither the Company nor Indemnitee shall unreasonably withhold, delay or condition their consent to any proposed settlement.

ARTICLE 11

PROCEDURE UPON APPLICATION FOR INDEMNIFICATION

11.1.    Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 10.1, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case: (a) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee; or (b) if a Change in Control shall not have occurred, (i) by a majority vote of the Disinterested Directors (provided there is a minimum of three Disinterested Directors), even though less than a quorum of the Board, (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors (provided there is a minimum of three Disinterested Directors), even though less than a quorum of the Board, or (iii) if there are less than three Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to Indemnitee, and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten business days after such determination and any future amounts due to Indemnitee shall be paid in accordance with this Agreement. Indemnitee shall cooperate with the Person making such determination with respect to Indemnitee’s entitlement to indemnification, including, without limitation, providing to such Person upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination, provided, that nothing contained in this Agreement shall require Indemnitee to waive any privilege Indemnitee may have. Any costs or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the Person making such determination shall be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification), and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

11.2.    If the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 11.1 hereof, the Independent Counsel shall be selected as provided in this Section 11.2. If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Board, and the Company shall give written notice to Indemnitee advising Indemnitee of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten business days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Article 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court or arbitrator has determined that such objection is without merit. If, within twenty days after submission by Indemnitee of a written request for indemnification pursuant to Section 10.1 hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may seek arbitration for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the arbitrator or by such other person as the arbitrator shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 11.1 hereof. Such arbitration referred to in the previous sentence shall be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association, and Article 13 hereof shall apply in respect of such arbitration and the Company and Indemnitee. Upon the due commencement of any judicial proceeding pursuant to Section 13.1 of this Agreement, Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

ARTICLE 12

PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS

12.1.    In making a determination with respect to entitlement to indemnification hereunder, the Person making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 10.1 of this Agreement. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. Neither the failure of the Company (including by its Board, its Independent Counsel and its stockholders) to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification or advancement of expenses is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company (including by its Board, its Independent Counsel and its stockholders) that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

12.2.    If the Person empowered or selected under Article 11 of this Agreement to determine whether Indemnitee is entitled to indemnification shall not have made a determination within thirty days after receipt by the Company of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee shall be entitled to such indemnification, absent (a) an intentional misstatement by Indemnitee of a material fact, or an intentional omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (b) a final judicial determination that any or all such indemnification is expressly prohibited under applicable law; provided, however, that such thirty-day period may be extended for a reasonable time, not to exceed an additional fifteen days, if the Person making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto.

12.3.    The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement (with or without court approval), conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

12.4.    For purposes of any determination of good faith pursuant to this Agreement, Indemnitee shall be deemed to have acted in good faith if, among other things, Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the directors or officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise, its board of directors, any committee of the board of directors or any director, or on information or records given or reports made to the Enterprise, its board of directors, any committee of the board of directors or any director, by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Enterprise, its board of directors, any committee of the board of directors or any director.    The provisions of this Section 12.4 shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed or found to have met the applicable standard of conduct set forth in this Agreement. In any event, it shall be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

12.5.    The knowledge and/or actions, or failure to act, of any other director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

12.6.    The Company acknowledges that a settlement or other disposition short of final judgment may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any action, claim or proceeding to which Indemnitee is a party is resolved in any manner other than by adverse judgment against Indemnitee (including, without limitation, settlement of such action, claim or proceeding with or without payment of money or other consideration) it shall be presumed that Indemnitee has been successful on the merits or otherwise in such action, suit or proceeding. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence.

ARTICLE 13

REMEDIES OF INDEMNITEE

13.1.    In the event that (a) a determination is made pursuant to Article 11 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement,

(b) advancement of Expenses, to the fullest extent permitted by applicable law, is not timely made pursuant to Article 9 of this Agreement, (c) no determination of entitlement to indemnification shall have been made pursuant to Section 11.1 of this Agreement within thirty days after receipt by the Company of the request for indemnification and of reasonable documentation and information which Indemnitee may be called upon to provide pursuant to Section 11.1, (d) payment of indemnification is not made pursuant to Articles 4, 5, 6 or the last sentence of Section 11.1 of this Agreement within ten business days after receipt by the Company of a written request therefor, (e) a contribution payment is not made in a timely manner pursuant to Article 7 of this Agreement, (f) payment of indemnification pursuant to Article 3 or 6 of this Agreement is not made within ten business days after a determination has been made that Indemnitee is entitled to indemnification or (g) the Company or any representative thereof takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any Proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction of Indemnitee’s entitlement to such indemnification, contribution or advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Except as set forth herein, the provisions of Delaware law (without regard to its conflict of laws rules) shall apply to any such arbitration. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration. The award rendered by such arbitration will be final and binding upon the parties hereto, and final judgment on the arbitration award may be entered in any court of competent jurisdiction.

13.2.    In the event that a determination shall have been made pursuant to Section 11.1 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Article 13 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Article 13, Indemnitee shall be presumed to be entitled to receive advances of Expenses under this Agreement and the Company shall have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be, and the Company may not refer to or introduce into evidence any determination pursuant to Section 11.1 of this Agreement adverse to Indemnitee for any purpose. If Indemnitee commences a judicial proceeding or arbitration pursuant to this Article 13, Indemnitee shall not be required to reimburse the Company for any advances pursuant to Article 9 until a final determination is made with respect to Indemnitee’s entitlement to indemnification (as to which all rights of appeal shall have been exhausted or lapsed).

13.3.    If a determination shall have been made pursuant to Section 11.1 of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Article 13, absent (a) an intentional misstatement by Indemnitee of a material fact or an intentional omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification or (b) a prohibition of such indemnification under applicable law.

13.4.    The Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Article 13 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement.

13.5.    The Company shall indemnify and hold harmless Indemnitee to the fullest extent permitted by law against all Expenses and, if requested by Indemnitee, shall (within ten days after the Company’s receipt of such written request) pay to Indemnitee, to the fullest extent permitted by applicable law, such Expenses which are incurred by Indemnitee in connection with any judicial proceeding or arbitration brought by Indemnitee (a) to enforce his or her rights under, or to recover damages for breach of, this Agreement or any other indemnification, advancement or contribution agreement or provision of the Certificate of Incorporation, or the By-Laws now or hereafter in effect; or (b) for recovery or advances under any insurance policy maintained by any person for the benefit of Indemnitee, regardless of the outcome and whether Indemnitee ultimately is determined to be entitled to such indemnification, advancement, contribution or insurance recovery, as the case may be (unless such judicial proceeding or arbitration was not brought by Indemnitee in good faith).

13.6.    Interest shall be paid by the Company to Indemnitee at the legal rate under Delaware law for amounts which the Company indemnifies, or is obliged to indemnify, for the period commencing with the date on which Indemnitee requests indemnification, contribution, reimbursement or advancement of any Expenses and ending with the date on which such payment is made to Indemnitee by the Company.

ARTICLE 14

SECURITY

Notwithstanding anything herein to the contrary, to the extent requested by Indemnitee and approved by the Board, the Company may at any time and from time to time provide security to Indemnitee for the Company’s obligations hereunder through an irrevocable bank line of credit, funded trust or other collateral. Any such security, once provided to Indemnitee, may not be revoked or released without the prior written consent of Indemnitee.

ARTICLE 15

NON-EXCLUSIVITY; SURVIVAL OF RIGHTS; INSURANCE; PRIMACY OF INDEMNIFICATION; SUBROGATION

15.1.    The rights of Indemnitee as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the By-Laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. To the extent that a change in applicable law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Certificate of Incorporation, the By-Laws or this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

15.2.    The DGCL and the Certificate of Incorporation permit the Company to purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit or surety bond (“Indemnification Arrangements”) on behalf of Indemnitee against any liability asserted against Indemnitee or incurred by or on behalf of Indemnitee or in such capacity as a director, officer, employee or agent of the Company, or arising out of his or her status as such, whether or not the Company would have the power to indemnify Indemnitee against such liability under the provisions of this Agreement or under the DGCL, as it may then be in effect. The purchase, establishment and maintenance of any such Indemnification Arrangement shall not in any way limit or affect the rights and obligations of the Company or of Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Company and Indemnitee shall not in any way limit or affect the rights and obligations of the Company or the other party or parties thereto under any such Indemnification Arrangement.

15.3.    To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, trustees, partners, managing members, fiduciaries, employees or agents of the Company or of any other Enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, trustee, partner, managing member, fiduciary, employee or agent under such policy or policies. If, at the time the Company receives notice from any source of a Proceeding as to which Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

15.4.    The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of Expenses and/or insurance provided by the Indemnitee-Related Entities. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Indemnitee-Related Entities to advance Expenses or to provide indemnification for the same Expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of Expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by the terms of this Agreement and the Certificate of Incorporation or the By-Laws (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Indemnitee-Related Entities and (iii) that it irrevocably waives, relinquishes and releases the Indemnitee-Related Entities from any and all claims against the Indemnitee-Related Entities for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Indemnitee-Related Entities on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall reduce or otherwise alter the rights of Indemnitee or the obligations of the Company hereunder. Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities. In the event that any of the Indemnitee-Related Entities shall make any advancement or payment on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company, the Indemnitee-Related Entity making such payment shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company, and Indemnitee shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including, without limitation, execution of such documents as are necessary to enable the Indemnitee-Related Entities to bring suit to enforce such rights. The Company and Indemnitee agree that the Indemnitee-Related Entities are express third party beneficiaries of the terms of this Section 15.4, entitled to enforce this Section 15.4 as though each of the Indemnitee-Related Entities were a party to this Agreement.

15.5.    Except as provided in Section 15.4, in the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee (other than against the Indemnitee-Related Entities), who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including, without limitation, execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

15.6.    Except as provided in Section 15.4, the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

15.7.    Except as provided in Section 15.4, the Company’s obligation to indemnify or advance Expenses hereunder to Indemnitee who is or was serving at the request of the Company as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other Enterprise shall be reduced by any amount Indemnitee has actually received as indemnification payments or advancement of Expenses from such Enterprise. Notwithstanding any other provision of this Agreement to the contrary, (a) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Company’s satisfaction and performance of all its obligations under this Agreement, and (b) the Company shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, contribution or insurance coverage rights against any person or entity other than the Company.

ARTICLE 16

ENFORCEMENT AND BINDING EFFECT

16.1.    The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve or continue to serve as a director, officer or key employee of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving or continuing to serve as a director, officer or key employee of the Company.

16.2.    This Agreement shall be effective as of the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company, or was serving at the request of the Company as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

16.3.    The Company and Indemnitee agree herein that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult to prove, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking, among other things, injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Court, and the Company hereby waives any such requirement of such a bond or undertaking.

ARTICLE 17

MISCELLANEOUS

17.1.    Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and Indemnitee’s assigns, heirs, executors and administrators. The Company shall require and cause any successor (whether direct or indirect successor by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

17.2.    Section 409A. It is intended that any indemnification payment or advancement of Expenses made hereunder shall be exempt from Section 409A of the Internal

Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(10). Notwithstanding the foregoing, if any indemnification payment or advancement of Expenses made hereunder shall be determined to be “nonqualified deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or advancement of Expenses during one taxable year shall not affect the amount of the indemnification payments or advancement of Expenses during any other taxable year, (ii) the indemnification payments or advancement of Expenses must be made on or before the last day of the Indemnitee’s taxable year following the year in which the expense was incurred and (iii) the right to indemnification payments or advancement of Expenses hereunder is not subject to liquidation or exchange for another benefit.

17.3.    Severability. In the event that any provision of this Agreement is determined by a court to require the Company to do or to fail to do an act which is in violation of applicable law, such provision (including, without limitation, any provision within a single Article, Section, paragraph or sentence) shall be limited or modified in its application to the minimum extent necessary to avoid a violation of law, and, as so limited or modified, such provision and the balance of this Agreement shall be enforceable in accordance with their terms to the fullest extent permitted by law.

17.4.    Entire Agreement. Without limiting any of the rights of Indemnitee under the Certificate of Incorporation or By-Laws, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

17.5.    Modification, Waiver and Termination. No supplement, modification, termination, cancellation or amendment of this Agreement shall be binding unless executed in writing by the parties hereto. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement nor shall any waiver constitute a continuing waiver.

17.6.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or (b) mailed by certified or registered mail with postage prepaid on the third business day after the date on which it is so mailed:

(i)    If to Indemnitee, at the address indicated on the signature page of this Agreement, or such other address as Indemnitee shall provide in writing to the Company.

(ii)    If to the Company, to:

J.Jill, Inc.

4 Batterymarch Park

Quincy, MA 02169

Attn: Chief Financial Officer

Telephone:    (617) 376-4300

or to any other address as may have been furnished to Indemnitee in writing by the Company.

17.7.    Applicable Law. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. If, notwithstanding the foregoing sentence, a court of competent jurisdiction shall make a final determination that the provisions of the law of any state other than Delaware govern indemnification by the Company of Indemnitee, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

17.8.    Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

17.9.    Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

17.10.    Representation by Counsel. Each of the parties has been represented by and has had an opportunity to consult legal counsel in connection with the negotiation and execution of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or arbitrator or any governmental authority by reason of such party having drafted or being deemed to have drafted such provision.

17.11.    Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

17.12.    Additional Acts. If for the validation of any of the provisions in this Agreement any act, resolution, approval or other procedure is required, the Company undertakes to cause such act, resolution, approval or other procedure to be affected or adopted in a manner that will enable the Company to fulfill its obligations under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

COMPANY:

J.JILL, INC.

By:
Name:
Title:

INDEMNITEE:

By:
Name:

Address: